Exhibit 99.1
The Savannah Bancorp, Inc.

January 10, 2008  8:15 am
For Release: Immediately

Savannah Bancorp Announces Higher Fourth Quarter
Provision for Loan Losses

SAVANNAH, Ga., Jan 10, 2008 (PRIME NEWSWIRE) -- The Savannah Bancorp, Inc. (NasdaqGM:SAVB) reported that fourth quarter pretax earnings will include an additional provision for loan losses of $2.6 million and a reversal of approximately $330,000 of accrued interest for loans placed on nonaccrual status.  The two charges to earnings will reduce fourth quarter after-tax earnings by $1.8 million, or $0.30 per share.  Management expects to report positive earnings for the fourth quarter in addition to the previously reported net income of $7.3 million for the first nine months.  The Company has total assets of $932 million, total loans of $758 million and total equity of $76 million at December 31, 2007

The provision for loan losses for the fourth quarter was $3.1 million compared to a previously budgeted quarterly provision of approximately $500,000 based on loan growth and charge-offs.  The provision for loan losses was $4.7 million for 2007.  The allowance for loan losses was $12.9 million at December 31, 2007, or 1.59% of loans compared to 1.26% at September 30, 2007 and 1.24% at December 31, 2006.  Net charge-offs for 2007 were $765,000 versus $444,000 in 2006.

Nonperforming loans at December 31, 2007 are $17.4 million, up from $6.8 million at September 30, 2007 and $2.2 million at December 31, 2006.  The increase in the fourth quarter nonperforming loans was approximately $11 million and was primarily loans made in or related to the Bluffton / Hilton Head Island, South Carolina (“Bluffton/HHI”) market.

The $17.4 million in nonperforming loans includes 49 loans.  The loans consist of $1.9 million in one nearly complete residential property, $10.8 million in 28 completed residential properties, $2.0 million in 10 residential lots and $2.7 million in 10 nonresidential loans.   A number of borrowers whose primary repayment sources are directly related to real estate activities have been negatively impacted by the downturn in the local real estate market during the past six months.

Other real estate owned was $2.1 million at December 31, 2007 compared to $1.2 million at September 30, 2007 and $0.5 million at December 31, 2006.

John C. Helmken II, President and CEO said, “During the fourth quarter we expected to successfully resolve several of our larger nonperforming and performing but weaker credits based on our discussions with the borrowers and other involved parties.  However, the Bluffton/HHI real estate market continued to slow during November and December and several of the larger loans moved from a current, or slightly past due status to nonperforming status during this period.  Experienced internal risk management and special asset personnel and resources have been identified and given the responsibility to minimize losses during the workout and resolution of these loans.”

During November and December, extensive internal loan review procedures and analyses were performed on approximately $135 million of portfolio loans that were nearly all secured by real estate and originated in the Bluffton/HHI market.  These loans include approximately $60 million of loans in The Savannah Bank loan portfolio. The additional fourth quarter loan loss provision of $2.6 million was divided equally between the allowance for loan losses for The Savannah Bank and Harbourside Community Bank.  Fourth quarter charge-offs remained relatively low as the loans had not made it through the workout or foreclosure process.

Higher risk characteristics were identified, primarily in the speculative and non-owner occupied Bluffton/HHI residential real estate loans that were originated in 2004-2006 in a much stronger real estate market.  Many of the loans are not currently delinquent or past due but are now properly graded so that the appropriate attention can be provided.  Management believes that adequate provisions and allowances for loan losses have been recorded in accordance with recently expanded regulatory guidance that became effective in 2007.

Helmken added, “Although I am disappointed by the need to communicate about loan quality issues, I am pleased with the progress we have made in addressing our situation during the last 60 days from a credit, management and accounting perspective.  The Savannah Bank and Bryan Bank & Trust loan portfolios continue to be strong and our nonperforming loans in Bluffton/HHI are manageable.  We are committed to being aggressive, decisive and transparent in how we deal with any issues we encounter.  Management and the Board are in agreement as it relates to the loan workout process and are committed to take advantage of the excellent opportunities for additional growth within the markets we serve.”

The Savannah Bancorp, Inc. (“SAVB”), a bank holding company for The Savannah Bank, N.A., Bryan Bank & Trust (Richmond Hill, GA), Harbourside Community Bank (Hilton Head Island, SC) and Minis & Co., Inc. (a registered investment advisory firm), is headquartered in Savannah, Georgia. SAVB began operations in 1990. Its primary businesses include deposit, credit, trust, investment management and mortgage origination services provided to local customers.

Forward-Looking and Cautionary Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements identified by words or phrases such as “potential,” “opportunity,” “believe,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “assume,” “outlook,” “continue,” “seek,” “plans,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. These statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. There can be no assurance that these transactions will occur or that the expected benefits associated therewith will be achieved. A number of important factors could cause actual results to differ materially from those contemplated by our forward-looking statements in this press release. Many of these factors are beyond our ability to control or predict. These factors include, but are not limited to, those found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

Attachment

Contacts                       John C. Helmken II, President & CEO                                                                                      912-629-6486
Robert B. Briscoe, Chief Financial Officer                                                                                      912-629-6525

The Savannah Bancorp, Inc. & Subsidiaries
Credit Quality Data – Five Quarters
December 31, 2007
(Unaudited)
($ in thousands)

		2007			2006
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Total Loans
Period end loans	$808,651	$778,262	$752,328	$730,387	$720,918
Average loans - quarter	796,471	760,495	741,758	725,475	697,780
Average loans - YTD	757,658	742,703	733,661	725,475	658,750

Net Charge-offs and Provision
Provision for loan losses - quarter	$ 3,145	$ 635	$ 395	$ 500	$ 450
Net charge-offs - quarter (“NCO-Q”)	123	310	98	234	107
Net charge-offs - YTD (“NCO-YTD”)	765	642	332	234	444
NCO-Q annualized / avg loans - quarter	0.06%	0.16%	0.05%	0.13%	0.06%
NCO-YTD annualized / avg loans - YTD	0.10%	0.12%	0.09%	0.13%	0.07%

Nonperforming Loans and Assets
Nonaccruing loans	$ 14,663	$ 5,028	$ 1,895	$ 400	$ 825
Loans past due 90 days - accruing	2,757	1,728	44	990	1,406
Nonperforming loans (“NPLs”)	17,420	6,756	1,939	1,390	2,231
Other real estate owned	2,112	1,152	656	622	545
Nonperforming assets (“NPAs”)	19,532	7,908	2,595	2,012	2,776
Allowance for loan losses (“ALL”)	12,864	9,842	9,517	9,220	8,954

Nonperforming Loan and Asset Ratios
NPLs / period end loans	2.15%	0.87%	0.26%	0.19%	0.31%
NPAs / loans and OREO – period end	2.41%	1.01%	0.34%	0.28%	0.38%
ALL / loans - period end	1.59%	1.26%	1.27%	1.26%	1.24%
ALL / NPLs	74%	146%	491%	663%	401%

Past Due Loans and Ratios
Loans past due 30-89 days (“PD30-89”)	$ 4,909	$ 5,302	$ 5,127	$ 7,032	$ 4,233
Loans past due 90 days (“PD90”)	2,757	1,728	44	990	1,406
Total loans past due	7,666	7,030	5,171	8,022	5,639
PD30-89 / period end loans	0.61%	0.68%	0.68%	0.96%	0.59%
PD90 / period end loans	0.34%	0.22%	0.01%	0.14%	0.20%
Total past dues / period end loans	0.95%	0.90%	0.69%	1.10%	0.78%